Exhibit 4.2

OSCIENT PHARMACEUTICALS CORPORATION

AMENDED AND RESTATED

2001 INCENTIVE PLAN

1. DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2. GENERAL

The Plan has been established to advance the interests of the Company by giving selected Employees, directors and other persons (including both individuals and entities) who provide services to the Company or its Affiliates stock-based incentives or incentives based on Performance Criteria.

3. ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures (which it may modify or waive); and otherwise do all things necessary to carry out the purposes of the Plan. Once an Award has been communicated in writing to a Participant, the Administrator may not, without the Participant’s consent, alter the terms of the Award so as to affect adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so in writing at the time of such communication. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator shall exercise its discretion consistent with qualifying the Award for such exception.

4. LIMITS ON AWARD UNDER THE PLAN

a. Number of Shares. The maximum number of shares of Stock of the Company that may be delivered in satisfaction of Awards granted under the Plan shall be: (i) 5,000,000, plus (ii) the number of unused Prior Plan shares of Stock. For purposes of this Section 4.a., shares of Stock shall be treated as unused Prior Plan shares (i) if they were available for issuance under the Prior Plan on the Effective Date (including, without limitation, shares of Stock underlying awards outstanding under the Prior Plan on the Effective Date to the extent that such shares had not been delivered prior to the Effective Date), (ii) if they were subject to awards under the Prior Plan, other than restricted stock awards, that were outstanding on the day preceding the Effective Date to the extent such Prior Plan awards are exercised or are satisfied, or terminate or expire, on or after the Effective Date without the delivery of such shares, or (iii) if they were outstanding on the day preceding the Effective Date as restricted stock awards under the Prior Plan and are thereafter forfeited. For purposes of the first sentence of this Section 4.a., the following shares shall not be considered to have been delivered under the Plan: (A) shares remaining under an Award that terminates without having been exercised in full; (B) shares subject to an Award, where cash is delivered to a Participant in lieu of such shares; (C) shares of Restricted Stock that have been forfeited in accordance with the terms of the applicable Award; and (D) shares held back in satisfaction of tax withholding requirements from shares that would otherwise have been delivered pursuant to an Award. The number of shares of Stock delivered under an Award shall be determined net of any previously acquired shares of Stock tendered by the Participant in payment of withholding taxes. To the extent consistent with the requirements of Section 422 of the Code and regulations thereunder, and with other applicable legal requirements (including applicable stock exchange or similar requirements), Stock issued under awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition shall not reduce the number of shares available for Awards under the Plan.

b. Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock will be delivered under the Plan.

c. Option & SAR Limits. The maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year, the maximum number of shares of Stock subject to SARs granted to any person in any calendar year and the aggregate maximum number of shares of Stock subject to other Awards (other than Restricted Stock Awards) that may be delivered to any person in any calendar year shall be 750,000, and the aggregate maximum number of shares of Stock subject to Restricted Stock Awards that may be delivered to any person in any calendar year shall each be 200,000.

d. Other Award Limits. No more than $500,000 may be paid to any individual with respect to any Cash Performance Award. In applying the limitation of the preceding sentence: (A) multiple Cash Performance Awards to the same individual that are determined by reference to performance periods of one year or less ending with or within the same fiscal year of the Company shall be subject in the aggregate to one limit of such amount, and (B) multiple Cash Performance Awards to the same individual that are determined by reference to one or more multi-year performance periods ending in the same fiscal year of the Company shall be subject in the aggregate to a separate limit of such amount. With respect to any Performance Award other than a Cash Performance Award or a Stock Option or SAR, the maximum Award opportunity shall be 200,000 shares of Stock or their equivalent value in cash, subject to the limitations of Section 4.c.

5. ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those Employees, directors and other individuals or entities providing services to the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is further limited to those individuals whose employment status would qualify them for the tax treatment described in Sections 421 and 422 of the Code.

6. RULES APPLICABLE TO AWARDS

a. ALL AWARDS

(1) Terms of Awards. The Administrator shall determine the terms of all Awards subject to the limitations provided herein.

(2) Performance Criteria. Where rights under an Award depend in whole or in part on satisfaction of Performance Criteria, actions by the Company that have an effect, however material, on such Performance Criteria or on the likelihood that they will be satisfied will not be deemed an amendment or alteration of the Award.

(3) Transferability Of Awards. Except as the Administrator otherwise expressly provides, Awards may not be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime an Award requiring exercise may be exercised only by the Participant (or in the event of the Participant’s incapacity, the person or persons legally appointed to act on the Participant’s behalf).

(4) Vesting, Etc. Without limiting the generality of Section 3, the Administrator may determine the time or times at which an Award will vest (i.e., become free of forfeiture restrictions) or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Unless the Administrator expressly provides otherwise, immediately upon the cessation of the Participant’s employment or other service relationship with the Company and its Affiliates, an Award requiring exercise will cease to be exercisable, and all Awards to the extent not already fully vested will be forfeited, except that:

(A) all Stock Options and SARs held by the Participant immediately prior to the cessation of the Participant’s employment or other service relationship for reasons other than death and except as provided in (B) below, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6.a.(4), and shall thereupon terminate;

(B) all Stock Options and SARs held by a Participant immediately prior to his or her death, to the extent then exercisable, will remain exercisable by such Participant’s executor or administrator or the person or persons to whom the Stock Option or SAR is transferred by will or the applicable laws of descent and distribution, for the lesser of (i) a one year ending with the first anniversary of the Participant’s death period (or such longer or shorter period as is determined by the Administrator) or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6.a.(4) and shall thereupon terminate; and

(C) all Stock Options and SARs held by the Participant whose cessation of employment or other service relationship is determined by the Administrator in its sole discretion to result for reasons which cast such discredit on the Participant as to justify immediate termination of the Award shall immediately terminate upon such cessation.

Unless the Administrator expressly provides otherwise, a Participant’s “employment or other service relationship with the Company and its Affiliates” will be deemed to have ceased, in the case of an employee Participant, upon termination of the Participant’s employment with the Company and its Affiliates (whether or not the Participant continues in the service of the Company or its Affiliates in some capacity other than that of an employee of the Company or its Affiliates), and in the case of any other Participant, when the service relationship in respect of which the Award was granted terminates (whether or not the Participant continues in the service of the Company or its Affiliates in some other capacity).

(5) Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements.

(6) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award. Any entitlement to dividend equivalents or similar entitlements shall be established and administered consistent either with exemption from, or compliance with, the requirements of Section 409A to the extent applicable.

(7) Rights Limited. Nothing in the Plan shall be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a shareholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

(8) Section 162(m). In the case of an Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Plan and such Award shall be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. In the case of a Performance Award intended to qualify as performance-based for the purposes of Section 162(m) (other than a Stock Option or SAR), the Committee shall in writing preestablish one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). Prior to payment of any Performance Award (other than a Stock Option or SAR) intended to qualify as performance-based under Section 162(m), the Committee shall certify whether the Performance Criteria have been attained and such determination shall be final and conclusive. If the Performance Criteria with respect to any such Award are not attained, no other Award shall be provided in substitution of the Performance Award.

b. AWARDS REQUIRING EXERCISE

(1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, (a) an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a written notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award; and (b) if the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Exercise Price. The Administrator shall determine the exercise price of each Stock Option and the base amount of each SAR, provided that such exercise price or base amount, as the case may be, may not be less than the fair market value of the Stock subject to the Stock Option or SAR, as the case may be, determined as of the date of grant. Fair market value shall be determined by the Administrator consistent with the requirements of Section 422, where applicable, and Section 409A. An ISO granted to an Employee described in Section 422(b)(6) of the Code must have an exercise price that is not less than 110% of such fair market value.

(3) Payment Of Exercise Price, If Any. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment, subject to the following: (a) all payments will be by cash or check acceptable to the Administrator, or (b) if so permitted by the Administrator, (i) through the delivery of shares of Stock which have been outstanding for at least six months (unless the Administrator approves a shorter period) and which have a fair market value equal to the exercise price, (ii) by delivery of a promissory note of the person exercising the Award to the Company, payable on such terms as are specified by the Administrator, to the extent permitted under applicable law, (iii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or (iv) by any combination of the foregoing permissible forms of payment; and (c) where shares of Stock issued under an Award are part of an original issue of shares, the Award shall require an exercise price equal to at least the par value of such shares.

(4) ISOs. No ISO may be granted under the Plan after June 7, 2016, but ISOs previously granted may extend beyond that date.

(5) Section 409A Exemption. Except as the Administrator otherwise determines, no Award requiring exercise shall have deferral features, or shall be administered in a manner, that would cause such Award to fail to qualify for exemption from Section 409A.

c. AWARDS NOT REQUIRING EXERCISE

Awards of Restricted Stock and Unrestricted Stock may be made in return for either (i) services determined by the Administrator to have a value not less than the par value of the Awarded shares of Stock, or (ii) cash or other property having a value not less than the par value of the Awarded shares of Stock plus such additional amounts (if any) as the Administrator may determine payable in such combination and type of cash, other property (of any kind) or services as the Administrator may determine. Any Award resulting in a deferral of compensation subject to Section 409A shall be construed to the maximum extent possible, as determined by the Administrator, consistent with the requirements of Section 409A.

7. EFFECT OF CERTAIN TRANSACTIONS

a. MERGERS, ETC.

In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company’s outstanding Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all the Company’s assets, all outstanding Awards shall thereupon terminate, provided that all outstanding Awards shall become exercisable immediately prior to consummation of such merger, consolidation or sale of assets unless, if there is a surviving or acquiring corporation, the Board has arranged, subject to consummation of the merger, consolidation or sale of assets, for the assumption of the Awards or the grant to participants of replacement awards by the surviving or acquiring corporation or an affiliate of that corporation, which awards in the case of incentive options shall satisfy the requirements of section 424(a) of the Code.

The Board may grant Awards under the Plan in substitution for awards held by directors, employees, consultants or advisers of another corporation who concurrently become directors, employees, consultants or advisers of the Company or a subsidiary of the Company as the result of a merger or consolidation of that corporation with the Company or a subsidiary of the Company, or as the result of the acquisition by the Company or a subsidiary of the Company of property or stock of that corporation. The Company may direct that substitute awards be granted on such terms and conditions as the Board considers appropriate in the circumstances.

b. CHANGES IN AND DISTRIBUTIONS WITH RESPECT TO THE STOCK

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company’s capital structure, the Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the Plan under Section 4.a. and to the maximum share limits described in Section 4.c., and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in paragraph (1) above to take into account distributions to common stockholders other than those provided for in Section 7.a. and 7.b.(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder; provided, that no such adjustment shall be made without due regard for the qualification of ISOs under Section 422 of the Code, the requirements of Section 409A, and the performance-based compensation rules of Section 162(m), where applicable.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock shall be construed to include any stock or securities resulting from an adjustment pursuant to Section 7.b.(1) or 7.b.(2) above.

8. LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until the Company’s counsel has approved all legal matters in connection with the issuance and delivery of such shares; if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock.

9. AMENDMENT AND TERMINATION

Subject to the last sentence of Section 3, the Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards; provided, that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to continue to qualify under Section 422 of the Code and for Awards to be eligible for the performance-based exception under Section 162(m).

10. NON-LIMITATION OF THE COMPANY’S RIGHTS

The existence of the Plan or the grant of any Award shall not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

11. GOVERNING LAW

The Plan shall be construed in accordance with the laws of The Commonwealth of Massachusetts.

12. MISCELLANEOUS

(a) Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company nor the Administrator, nor any person acting on behalf of the Company or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code; provided, that nothing in this Section 12(b) shall limit the ability of the Administrator or the Company to provide by express agreement with a Participant for a gross-up payment or other payment in connection with any such tax or additional tax.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, shall have the meanings and be subject to the provisions set forth below:

“Administrator”: The Board or, if one or more has been appointed, the Committee.

“Affiliate”: Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests. Notwithstanding the preceding, for purposes of determining eligibility for the grant of an Stock Option or SAR by reason of service with an Affiliate, the term “Affiliate” shall be limited to persons that stand in a relationship to the Company that would result in the Company and such person being treated as a single employer under Section 414(b) or Section 414(c) of the Code, all in accordance with the definition of “service recipient” under Section 409A of the Code.

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Deferred Stock.

(vi) Securities (other than Stock Options) that are convertible into or exchangeable for Stock on such terms and conditions as the Administrator determines.

(vii) Cash Performance Awards.

(viii) Performance Awards.

(ix) Grants of cash, or loans, made in connection with other Awards in order to help defray in whole or in part the economic cost (including tax cost) of the Award to the Participant.

“Board”: The Board of Directors of the Company.

“Cash Performance Award”: A Performance Award payable in cash.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Committee”: One or more committees of the Board which in the case of Awards granted to officers of the Company shall be comprised solely of two or more outside directors within the meaning of Section 162(m). Any Committee may delegate ministerial tasks to such persons (including Employees) as it deems appropriate.

“Company”: Oscient Pharmaceuticals Corporation.

“Deferred Stock”: A promise to deliver Stock or other securities in the future on specified terms.

“Effective Date”: The date on which the stockholders of the Company approve the Plan.

“Employee”: Any person who is employed by the Company or an Affiliate.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code. No Stock Option Awarded under the Plan will be an ISO unless the Administrator expressly provides for ISO treatment.

“Participant”: An Employee, director or other person providing services to the Company or its Affiliates who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

“Performance Criteria”: Specified criteria the satisfaction of which is a condition for the exercisability, vesting or full enjoyment of an Award. For purposes of Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion shall mean an objectively determinable measure of performance relating to any of the following (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): (i) sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or other items, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; network deployment; sales of particular products or services; customer acquisition, expansion and retention; or any combination of the foregoing; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; transactions that would constitute a change of control; or any combination of the foregoing. A Performance Criterion measure and targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss.

“Plan”: The Oscient Pharmaceuticals Corporation 2001 Incentive Plan as from time to time amended and in effect.

“Prior Plan”: The Oscient Pharmaceuticals Corporation 2001 Amended and Restated Incentive Plan in effect prior to the Effective Date.

“Restricted Stock”: An Award of Stock subject to restrictions requiring that such Stock be redelivered to the Company if specified conditions are not satisfied.

“Section 162(m)”: Section 162(m) of the Code.

“Section 409A”: Section 409A of the Code.

“SARs”: Rights entitling the holder upon exercise to receive cash or Stock, as the Administrator determines, equal to a function (determined by the Administrator using such factors as it deems appropriate) of the amount by which the Stock has appreciated in value above a specified base amount.

“Stock”: Common Stock of the Company, par value $ .10 per share.

“Stock Options”: Options entitling the recipient to acquire shares of Stock upon payment of the exercise price.

“Unrestricted Stock”: An Award of Stock not subject to any restrictions under the Plan.